Exhibit 5.1

FREDRIKSON & BYRON, PA
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402-1425

December 5, 2011

Peoples Educational Holdings, Inc.
299 Market Street
Saddle Brook, New Jersey 07663-5316

Re:	2009 Stock Plan
Registration of 1,000,000 Shares of Common Stock

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 1,000,000 shares of Common Stock, par value $0.02 (the “Common Stock”), of Peoples Educational Holdings, Inc. (the “Registrant”) offered to eligible employees pursuant to the Registrant’s 2009 Stock Plan (the “Plan”).

We advise you that it is our opinion, based on our familiarity with the affairs of the Registrant and upon our examination of pertinent documents, that the 1,000,000 shares of Common Stock to be issued by the Registrant under the Plan will, when paid for and issued in accordance with the Plan, be validly issued and lawfully outstanding, fully paid and non-assessable shares of Common Stock of the Registrant.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement filed by the Registrant to effect registration of the shares under the Securities Act of 1933.

Sincerely,

FREDRIKSON & BYRON, P.A.

By:	/s/ Eric O. Madson
Eric O. Madson, Esq.
Its: Vice President